EXHIBIT 99.1

P. O. Box 270 Hartford, CT 06141-0270 56 Prospect Street Hartford, CT 06103 (860)-665-5000 www.nu.com

News Release

NU REPORTS SECOND QUARTER RESULTS

BOSTON, Massachusetts and HARTFORD, Connecticut, July 29, 2013 – Northeast Utilities (NYSE: NU) today reported earnings of $171 million, or $0.54 per share, in the second quarter of 2013, compared with earnings of $44.3 million, or $0.15 per share, in the second quarter of 2012.  Second quarter 2012 results included approximately $91.5 million, or $0.30 per share, of after-tax charges related to the April 10, 2012 closing of the merger between NU and NSTAR and related merger and regulatory settlement agreements.

In the first half of 2013, NU earned $399.1 million, or $1.26 per share, compared with earnings of $143.6 million, or $0.60 per share, in the first half of 2012.  Excluding merger and related settlement costs of $92.6 million, or $0.38 per share, NU earned $236.2 million, or $0.98 per share, in the first half of 2012.  Results for the first half of 2013 include after-tax integration-related costs of $3.5 million, or $0.01 per share.  Due to the timing of the merger, NU’s six-month results from last year exclude NSTAR’s first quarter 2012 earnings.

Thomas J. May, NU president and chief executive officer, said that NU’s operating performance has been strong and that results for the first half of the year were consistent with NU’s expectations, illustrating the benefits of the merger.  “We have been very pleased with the performance of our system and our service to our customers, particularly during an extremely warm and humid first half of the summer.  We continue to have a great deal of work ahead of us, but we’ve made considerable progress over the 15 months since our merger closed,” May said.  “Additionally, our financial results continue to improve as we integrate the best practices that our employees brought to this merger.”

Also today, NU revised its 2013 earnings guidance by narrowing the range to between $2.45 and $2.60 per share.  Prior guidance was between $2.40 and $2.60 per share.

Electric Transmission

NU’s transmission segment earned $76.8 million in the second quarter of 2013 and $156.7 million in the first half of 2013, compared with $63.7 million in the second quarter of 2012 and $110 million in the first half of 2012.  The increase in year-to-date earnings primarily reflects continued investment in NU’s transmission system, as well as the absence of NSTAR Electric Company transmission results in the first quarter of 2012.

Electric Distribution and Generation

NU’s electric distribution and generation segment earned $91.2 million in the second quarter of 2013 and $190.6 million in the first half of 2013, compared with $70.5 million in the second quarter of 2012 and $112.5 million in the first half of 2012.  Results for 2012 exclude $50.8 million of second-quarter after-tax charges relating to the merger and related settlement agreements.  Those charges included a total of $43 million of rate credits provided to customers of The Connecticut Light and Power Company (CL&P), NSTAR Electric Company, and Western Massachusetts Electric Company (WMECO), as well as $40 million of reduced storm cost recovery from CL&P customers as a result of the Connecticut settlement agreement.

Earnings of Electric Utility Subsidiaries (net of preferred dividends)

CL&P earned $66.5 million in the second quarter of 2013 and $150.1 million in the first half of 2013, compared with $44 million in the second quarter of 2012 and $96.6 million in the first half of 2012.  The 2012 results exclude $38.4 million of second-quarter after-tax charges relating to the merger and a related settlement agreement.  Improved results were due primarily to higher transmission earnings and a 2.5 percent increase in retail sales in the first half of 2013, compared with the first half of 2012.

NSTAR Electric earned $57.4 million in the second quarter of 2013 and $105 million in the first half of 2013.  In the second quarter of 2012, NSTAR Electric earned $55.6 million, excluding $10.6 million of after-tax settlement-related charges.  Improved recurring results in 2013 were due primarily to higher NSTAR Electric transmission earnings, which benefited from an increased level of investment.  In June 2013, NSTAR Electric placed in service a new 345-kV transmission line to Cape Cod.

Public Service Company of New Hampshire earned $27.2 million in the second quarter of 2013 and $56.2 million in the first half of 2013, compared with earnings of $21.2 million in the second quarter of 2012 and $42.5 million in the first half of 2012.  Improved results reflect higher transmission and generation earnings, a 2 percent increase in retail sales in the first half of 2013, compared with the first half of 2012, and a change in distribution rates that took effect July 1, 2012.  Those factors were offset by higher depreciation and property tax expense.

WMECO earned $16.4 million in the second quarter of 2013 and $35 million in the first half of 2013, compared with $13 million in the second quarter of 2012 and $27.1 million in the first half of 2012.  Results in 2012 exclude a second quarter $3 million pre-tax credit to retail customers as a result of a merger settlement.  WMECO’s 2013 results improved largely as a result of higher transmission earnings, primarily related to the nearly completed Greater Springfield Reliability Project, most of which has been built in the WMECO service territory.

Natural Gas Distribution

NU’s natural gas distribution segment, which includes both Yankee Gas Services Company and NSTAR Gas Company, earned $1.2 million in the second quarter of 2013 and $44.5 million in the first half of 2013.  In the second quarter of 2012, the natural gas distribution segment had flat results, excluding $3 million of merger-related customer rate credits at NSTAR Gas, which contributed to a $2 million after-tax charge.  In the first half of 2012, the natural gas distribution segment earned $14.7 million, excluding the rate credits.  Improved results in the first six months of 2013, compared with the same period of 2012, reflect the absence of first quarter NSTAR Gas earnings from NU’s 2012 results, as well as this year’s colder temperatures, higher space heating demand and continued customer growth.  Combined firm natural gas sales for NSTAR Gas and Yankee Gas were up 19.1 percent in the first half of 2013, compared with the first half of 2012.  They rose 3.1 percent on a weather-adjusted basis.

“We continue to see steady customer and unit sales growth in our natural gas delivery business,” May said.  “We expect this growth to actually accelerate in Connecticut in the years ahead as a result of the very progressive comprehensive energy strategy proposed by Governor Malloy and approved by the state Legislature in June.”

NU parent and other businesses

NU parent and other businesses earned $3.6 million in the second quarter of 2013 and $10.8 million in the first half of 2013.  First half 2013 results exclude $3.5 million of after-tax integration-related costs.  In the second quarter of 2012, NU parent and other businesses recorded $38.6 million of after-tax merger-related expenses.  Absent merger-related costs, NU parent and other businesses had net earnings of $1.6 million in the second quarter of 2012 and net expenses of $1 million in the first half of 2012.

The following table reconciles 2013 and 2012 second quarter and first six months earnings per share:

		Second Quarter	First Six Months
2012	Reported EPS	$0.15	$0.60
	Total merger-related settlements and other merger-related charges	($0.30)	($0.38)
	2012 EPS before merger-related settlements and other merger-related charges	$0.45	$0.98
	Higher transmission earnings in 2013	$0.04	$0.12
	Higher electric sales in 2013	$0.01	$0.05
	Higher firm natural gas sales in 2013	$0.01	$0.05
	Lower O&M in 2013	$0.05	$0.12
	Other, including NU Parent	---	$0.06
	NSTAR first-quarter 2013 earnings	---	$0.21
	Higher outstanding common shares	($0.02)	($0.33)
2013	Reported EPS	$0.54	$1.26

Financial results for the second quarter and first half of 2013 and 2012 are noted below:

Three months ended:

(in millions, except EPS)	June 30, 2013	June 30, 2012	Increase	2013 EPS[1]
Electric Distribution/Generation*	$91.2	$70.5	$20.7	$0.29
Natural Gas Distribution*	$1.2	$0.0	$1.2	$0.00
Electric Transmission	$76.8	$63.7	$13.1	$0.25
NU Parent and Other Companies*	$3.6	$1.6	$2.0	$0.01
Earnings, ex. integration, merger impacts	$172.8	$135.8	$37.0	$0.55
Integration, merger impacts	($1.8)	($91.5)	$89.7	($0.01)
Reported Earnings	$171.0	$44.3	$126.7	$0.54

Six months ended:

(in millions, except EPS)	June 30, 2013	June 30, 2012	Increase	2013 EPS[1]
Electric Distribution/Generation*	$190.6	$112.5	$78.1	$0.60
Natural Gas Distribution*	$44.5	$14.7	$29.8	$0.14
Electric Transmission	$156.7	$110.0	$46.7	$0.50
NU Parent and Other Companies*	$10.8	($1.0)	$11.8	$0.03
Earnings, ex. merger, integration impacts	$402.6	$236.2	$166.4	$1.27
Integration, merger impacts	($3.5)	($92.6)	$89.1	($0.01)
Reported Earnings	$399.1	$143.6	$255.5	$1.26

* Excludes costs attributable to merger and related settlement agreements.

Retail sales data:

	June 30, 2013	June 30, 2012	% Change Actual
Electric Distribution
Gwh for three months ended	12,911	12,836	0.6
Gwh for six months ended	26,707	26,196*	1.9

Natural Gas Distribution
Firm volumes in mmcf for three months ended	15,238	13,501	12.9
Firm volumes in mmcf for six months ended	54,660	45,879**	19.1

*

Pre-merger sales data for NSTAR Electric are included for illustrative purposes.

**

Pre-merger sales data for NSTAR Gas are included for illustrative purposes.

NU has approximately 315 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 3.6 million customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 728-4650

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Note: NU will webcast a conference call with senior management on July 30, 2013, beginning at 9 a.m. Eastern Time. The webcast can be accessed through NU’s website at www.nu.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted NU parent common shares outstanding for the period.  In addition, our second quarter and first half 2013 and 2012 earnings and EPS excluding certain charges related to the April 10, 2012 closing of the merger between NU and NSTAR are non-GAAP financial measures.  Management uses these non-GAAP financial measures to evaluate earnings results and to provide details of earnings results by business and to more fully compare and explain our second quarter and first half 2013 and 2012 results without including the impact of the non-recurring merger-related and integration costs.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s businesses.  Non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate, “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could,” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; cyber breaches, acts of war or terrorism, or grid disturbances; actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for NU’s products and services; fluctuations in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.